Ex. 99.1

FOR IMMEDIATE RELEASE

Chemtura Corporation Prices Senior Term Loan of $295 Million

PHILADELPHIA, Pa., August 16, 2010 — Chemtura Corporation, debtor-in possession (Pink Sheets: CEMJQ) (the “Company” or “Chemtura”), today announced that it has priced a senior secured term loan (the “term loan”) in the principal amount of $295 million.  The term loan will be funded at 99.0% of its principal amount and will bear interest at a rate per annum equal to the then current reserve adjusted LIBO rate (with a floor of 1.5%) plus a margin of 4.0%, or, at the Company’s election, at a rate per annum equal to a floating base rate plus a margin of 3.0%.  The term loan is expected to close, subject to customary closing conditions, on August 27, 2010 concurrently with the closing of the previously announced offering of $455 million in principal amount of unsecured senior notes due 2018 (the “senior notes”).

Chemtura is offering the senior notes and entering into the term loan as part of its anticipated exit financing package pursuant to its Chapter 11 plan of reorganization (the “Plan”), if the Plan is confirmed.  The net proceeds of the senior notes offering and term loan will be funded into a segregated escrow account until the Plan is confirmed by the Bankruptcy Court and certain other conditions are satisfied.  Upon satisfaction of the escrow conditions, including confirmation of the Plan, Chemtura intends to use the net proceeds, together with cash on hand and a $275 million senior asset based revolving credit facility that the Company plans to enter into concurrently with its emergence from Chapter 11, to make payments contemplated under the Plan and to fund Chemtura’s emergence from Chapter 11.

The term loan will be guaranteed by each of Chemtura’s current and future domestic subsidiaries, other than certain excluded subsidiaries and will be a secured obligation of Chemtura and the guarantors.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the senior notes, nor shall there be any sale of the senior notes in any state or jurisdiction in which such offer, solicitation or sale is unlawful.  Any offers of the senior notes will be made only by means of a private offering memorandum.

About the Company

Chemtura, with 2009 sales of $2.3 billion, is a global manufacturer and marketer of specialty chemicals, agrochemicals, and pool, spa and home care products. Additional information concerning Chemtura is available at www.chemtura.com.

Forward-Looking Statements

This press release includes “forward-looking statements.”  These statements include but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters.  These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control.  There can be no assurance that our beliefs or expectations will be achieved.  Actual results may differ materially from our beliefs or expectations due to economic, business, competitive, market and regulatory factors.  Important factors that could cause actual outcomes to differ materially from those in the forward-looking statements include the following:  our ability to negotiate and enter into definitive agreements for the term loan facility, our ability to satisfy any conditions precedent to funding our anticipated exit financing facilities including the term loan facility, risks and uncertainties associated with our Chapter 11 plan of reorganization, including our ability to successfully complete a restructuring of our balance sheet, and other factors described in our periodic reports, including Item 1A Risk Factors of our Quarterly Report on Form 10-Q for the period ended June 30, 2010.

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CONTACT:
Investor Relations Stephen Forsyth, 203-573-2213 or Media Relations John Gustavsen, 203-573-3224